Exhibit No. 99.1

Item 6.  Selected Financial Data

The following table sets forth, in thousands (except per share data), for the periods indicated, selected financial data derived from the Company’s Consolidated Financial Statements in Part II, Item 8.

	2008	2007	2006	2005	2004
Revenues(a)	$2,481,391	$2,373,338	$2,168,002	$1,941,360	$1,680,539
Operating income(b)(c)	173,340	141,506	179,147	101,613	138,530
Income from continuing operations(b)(c)(d)	83,901	67,739	92,903	41,791	78,988
Income from continuing operations per diluted share(b)(c)(d)	1.92	1.48	2.00	0.90	1.71
Total assets	2,235,871	2,132,114	1,985,324	1,725,976	1,271,859
Long-term debt, including current portion	764,747	709,231	622,269	568,776	301,143
Dividends declared	$0.16	$0.16	$0.16	$0.16	$0.14

(a)                                  Revenues from salons, schools or hair restorations centers acquired each year were $110.0, $105.1, $158.3, $172.5, and $115.7 million during fiscal years 2008, 2007, 2006, 2005, and 2004, respectively. Revenues from the 51 accredited cosmetology schools contributed to Empire Education Group, Inc. on August 1, 2007 were $5.6, $68.5, $48.2, $18.2 and $1.0 million in fiscal years 2008, 2007, 2006, 2005 and 2004, respectively. Revenues from the deconsolidated European franchise salon operations were $36.2, $57.0, $52.7, $55.1 and $47.3 million in fiscal years 2008, 2007, 2006, 2005 and 2004, respectively.

(b)                                 The following significant items affected operating income, net income from continuing operations, and income from continuing operations per diluted share:

•                  Operating (loss) income from the 51 accredited cosmetology schools contributed to Empire Education Group, Inc. on August 1, 2007 was ($0.3), ($18.6), $2.3, $2.5 and $0.1 million in fiscal years 2008, 2007, 2006, 2005 and 2004, respectively. Operating (loss) income from the deconsolidated European franchise salon operations was $5.1, $7.5, $4.8, ($31.0) and $6.7 million in fiscal years 2008, 2007, 2006, 2005 and 2004, respectively.

•                  An impairment charge of $23.0 million ($19.6 million net of tax) associated with the Company’s accredited cosmetology schools was recorded in fiscal year 2007. An impairment charge of $4.3 million ($2.8 million net of tax) related to a cost method investment was recorded in fiscal year 2006. An impairment charge of $38.3 million ($38.3 million net of tax) related to goodwill associated with the Company’s European business was recorded in fiscal year 2005.

•                  A net settlement gain of $33.7 million ($21.7 million net of tax) was recognized during fiscal year 2006 stemming from a termination fee collected from Alberto-Culver Company due to the terminated merger agreement for Sally Beauty Company. The termination fee gain is net of direct transaction-related expenses associated with the terminated merger agreement.

•                  Adjustments were recorded in fiscal years 2008, 2007, 2006 and 2005 related to a change in estimate of the Company’s self-insurance accruals, primarily prior years’ workers’ compensation claims reserves, due to the continued improvement of our safety and return-to-work programs over the recent years as well as changes in state laws. Site operating expenses decreased by $6.9 million ($4.2 million net of tax) and $10.0 million ($6.6 million net of tax) in fiscal years 2008 and 2007, respectively, and increased by $0.9 million ($0.6 million net of tax) and $2.3 million ($1.3 million net of tax) in fiscal year 2006 and 2005, respectively, as a result in the change in estimate.

•                  Expenses of $6.1 million ($3.7 million net of tax), $5.1 million ($3.4 million net of tax), $6.9 million ($4.4 million net of tax), $3.1 million ($1.7 million net of tax), and $2.7 million ($1.7 million net of tax) related to the impairment of property and equipment at underperforming locations were recorded during fiscal years 2008, 2007, 2006, 2005, and 2004, respectively. The $6.1 million impairment charge recognized during 2008 related to the Company’s decision to close 112 underperforming salons during fiscal year 2009.

•                  A $5.7 million ($3.7 million net of tax) charge associated with disposal charges and lease termination fees related to the closure of salons other than in the normal course of business was recorded in fiscal year 2006.

•                  Fiscal year 2006 includes a $2.8 million ($1.8 million net of tax) charge related to the settlement of a wage and hour lawsuit under the Fair Labor Standards Act (FLSA).

(c)                                  Effective July 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), as amended, using the prospective transition method. Effective July 1, 2005, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), using the modified prospective method of application. Total compensation cost for stock-based payment arrangements totaled $6.8, $4.9, $4.9, $1.2 and $0.2 million ($4.2, $3.2, $3.2, $0.8 and $0.1 million after tax) during fiscal years 2008, 2007, 2006, 2005 and 2004, respectively. Prior to the adoption of these Statements, no compensation cost for stock-based payment arrangements was recognized in earnings. Refer to Note 1 to the Consolidated Financial Statements for further discussion.

(d)                                 An income tax charge of approximately $3.0 million of which $1.3 million was recorded through income tax expense and $1.7 million was recorded through other comprehensive income, during fiscal year 2008 was associated with repatriating approximately $30.0 million of cash previously considered to be indefinitely reinvested outside of the United States. An income tax benefit increased reported net income by approximately $4.1 million during fiscal year 2007 due to the reinstatement of the Work Opportunity and Welfare-to-Work Tax Credits. Approximately $1.3 million of this benefit related to credits earned during fiscal year 2006, as the change in tax law during fiscal year 2007 was retroactive to January 1, 2006. Work Opportunity and Welfare-to-Work Tax Credits increased reported net income by $0.8 and $1.8 million during fiscal years 2006 and 2005, respectively.